Exhibit 10.16
EXECUTION

AMENDMENT NUMBER THREE
to the
AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT
dated as of May 17, 2013
among
BARCLAYS BANK PLC,
SUTTON FUNDING LLC
and
NATIONSTAR MORTGAGE LLC

This AMENDMENT NUMBER THREE (this “Amendment”) is made as of this 20th day of September, 2013, by and among Barclays Bank PLC (a “Purchaser” and “Agent”), Sutton Funding LLC (a “Purchaser”) and Nationstar Mortgage LLC (“Seller”), to that certain Amended and Restated Master Repurchase Agreement, dated as of May 17, 2013 (as amended by Amendment Number One to the Master Repurchase Agreement, dated as of July 18, 2013, and Amendment Number Two to the Master Repurchase Agreement, dated as of July 24, 2013, by and among Purchasers and Seller, and as further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among Seller and Purchasers.

WHEREAS, Purchasers, Agent and Seller have agreed to amend the Repurchase Agreement as more particularly set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.    Amendments. Effective as of September 20, 2013 (the “Effective Date”), the Repurchase Agreement is hereby amended as follows:

(a)Section 1 of the Repurchase Agreement is hereby amended by deleting the first proviso in the 3rd paragraph thereof and replacing it with the following:

provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the sum of the Aggregate EPF Purchase Price and the HCM Aggregate MRA Purchase Price) and (b) the Asset Base;
(b)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Maturity Date” in its entirety and replacing it with the following:

“Maturity Date” means September 19, 2014.

(c)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Maximum Age Since Origination” in its entirety and replacing it with the following:

“Maximum Age Since Origination” means for each Eligible Mortgage Loan (other than Wet-Ink Mortgage Loans and Seasoned Mortgage Loans), the following period of time commencing with the related Origination Date for which such Eligible Mortgage Loan may be subject to a Transaction hereunder: (i) sixty (60) days for Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans, (ii) sixty (60) days for Ginnie Mae Mortgage Loans, (iii) sixty (60) days for Modified Loans and (iv) 364 calendar days for FHA Buyout Loans and Jumbo Mortgage Loans. Wet-Ink Mortgage Loans shall have the aging restrictions set forth in the Pricing Side Letter.
(d)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined terms “Specified Indebtedness” and “Specified Indebtedness Amount” in their entirety and replacing them with the following:

“Specified Indebtedness” means the portion of payable and accrued liabilities as reported on Seller’s consolidated balance sheet in accordance with GAAP related to the purchase of mortgage servicing rights (including advances payable) arising in connection with the Mortgage Servicing Rights Purchase and Sale Agreement between Bank of America, National Association and Seller, dated January 6, 2013.
“Specified Indebtedness Amount” means, as of any date, an amount equal to the amount of any Specified Indebtedness on such date; provided that, beginning on the date that is three (3) months following July 2013, the “Specified Indebtedness Amount” shall not be an amount greater than $5,000,000,000.
(e)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Total Net Indebtedness” in its entirety and replacing it with the following:

“Total Net Indebtedness” means, with respect to any Person, for any period, (i) the aggregate Indebtedness of such Person and its Subsidiaries during such period minus (ii) the amount of any non-recourse debt (including any securitization debt) and minus (iii) prior to the date that is five (5) months following July 2013, the Specified Indebtedness Amount.
(f)    Section 2 of the Repurchase Agreement is hereby amended by adding the following defined terms in alphabetical order:

“Acquisition of a Mortgage Originator” shall mean an acquisition, merger or other business combination of Seller resulting in either Seller or a Subsidiary of Seller (i) becoming affiliated with an originator or servicer of Mortgage Loans or (ii) acquiring a substantial portion of the assets of an originator or servicer of Mortgage Loans, in any case, that, with the passage of time or otherwise (including the incurrence of indebtedness in connection with such acquisition, merger or other business combination), in the reasonable determination of Seller (as supported by financial projections and other material information that the Agent may request in connection with such acquisition, merger or other business combination), would cause any of the following: (x) the Tangible Net Worth of Seller to be at any time less than or equal to $400,000,000; or (y) the ratio of the Servicer’s Total Net Indebtedness to Tangible Net Worth at any time to exceed 9:1.

“HCM” means Home Community Mortgage LLC.
“HCM Aggregate MRA Purchase Price” means the Aggregate MRA Purchase Price as defined in the HCM MRA.
“HCM MRA” means the master repurchase agreement, dated as of August 20, 2013, between HCM and Purchaser.
“Net Worth” means,  with respect to any Person, such Person’s assets minus such Person’s liabilities, each determined in accordance with GAAP.
(g)    Section 3 of the Repurchase Agreement is hereby amended by deleting the proviso in clause(b) and replacing it with the following:

provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the sum of the Aggregate EPF Purchase Price and the HCM Aggregate MRA Purchase Price) and (b) the Asset Base.
(h)    Section 10(b) of the Repurchase Agreement is hereby amended by deleting clause (v) and replacing it with the following:

(v)    The then Aggregate MRA Purchase Price when added to the Purchase Price for the requested Transaction, shall not exceed the lesser of (a) the Maximum Aggregate Purchase Price (less the sum of the Aggregate EPF Purchase Price and the HCM Aggregate MRA Purchase Price) and (b) the Asset Base;
(i)    Section 14 of the Repurchase Agreement is hereby amended by deleting clause (g)(ii) in its entirety and replacing it with the following:

(ii)    Seller shall comply with the following financial covenants:
(A)    (1) from the consummation of an Acquisition of a Mortgage Originator until and including the 270th day following the consummation thereof, the Tangible Net Worth of Seller shall exceed $350,000,000 as of the last day of any quarter or (2) at any other time, the Tangible Net Worth of Seller shall exceed $400,000,000 as of the last day of any quarter;
(B)    (1) from the consummation of an Acquisition of a Mortgage Originator until and including the 270th day following the consummation thereof, the ratio of the Seller’s Total Net Indebtedness to Tangible Net Worth shall not exceed 12:1 as of the last day of any quarter, or (2) at any time other than the time described in clause (1), the Seller’s Total Net Indebtedness to Tangible Net Worth shall not at any time exceed 9:1 as of the last day of any quarter; and
(C)    (1) as of the close of business on the last Business Day in any calendar month from September 2013 through and excluding October 2013, the Seller’s Liquidity shall not be less than $65,000,000; (2) as of the close of business on the last Business Day in any calendar month from October 2013 through and excluding December 2013, the Seller’s Liquidity shall not be less than $75,000,000; or (3) as of the close of business on the last Business Day of December 2013 and of each calendar month thereafter, the Seller’s Liquidity shall not be less than $80,000,000.
(j)    Section 17 of the Repurchase Agreement is hereby amended by deleting clause (e) in its entirety and replacing it with the following:

(e)    Seller or any of its Affiliates or Subsidiaries or HCM (but only to the extent of the HCM MRA) shall be in default under, or fail to perform as requested under, or shall otherwise breach, beyond any applicable cure period, the (i) the terms of any warehouse, credit, repurchase, line of credit, financing or other similar agreement relating to any Indebtedness between Seller or any of its Affiliates or Subsidiaries, on the one hand, and any Person, on the other, which default or failure entitles any party to require acceleration or prepayment of any Indebtedness thereunder; (ii) any payment obligation under any other material agreement between Seller or any of its Affiliates or Subsidiaries, on the one hand, and any Person, on the other (it being understood that an agreement is material if the payment obligations thereunder exceed $1,000,000 in the aggregate, over the term of such agreement).
SECTION 2.    Fees and Expenses. Seller agrees to pay to Purchasers all fees and out of pocket expenses incurred by Purchasers and Agent in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of the legal counsel to Purchasers and Agent incurred in connection with this Amendment, in accordance with Section 23(a) of the Repurchase Agreement. In addition, as a condition precedent to the effectiveness of this Amendment, Seller shall have paid to Purchasers the fee set forth in Section 2 of Amendment Number Two to the Pricing Side Letter, dated as of September 20, 2013, by and between Seller and Purchasers.

SECTION 3.    Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Repurchase Agreement.

SECTION 4.    Limited Effect. Except as amended hereby, the Repurchase Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Repurchase Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Repurchase Agreement, any reference in any of such items to the Repurchase Agreement being sufficient to refer to the Repurchase Agreement as amended hereby.

SECTION 5.    Representations. In order to induce Purchasers and Agent to execute and deliver this Amendment, Seller hereby represents to Purchasers and Agent that as of the date hereof, (i) Seller is in full compliance with all of the terms and conditions of the Program Documents and remains bound by the terms thereof, and (ii) no Default or Event of Default has occurred and is continuing under the Program Documents.

SECTION 6.    Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Sections 5-1401 and 5‑1402 of the New York General Obligations Law which shall be applicable).

SECTION 7.    Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Purchasers, Agent and Seller have caused their names to be duly signed to this Amendment by their respective officers thereunto duly authorized, all as of the date first above written.

BARCLAYS BANK PLC,
Purchaser and Agent

By:    /s/ Adam Yarnold
Name: Adam Yarnold
Title: Managing Director

SUTTON FUNDING LLC,
Purchaser

By:    /s/ Ellen V. Kiernan
Name: Ellen V. Kiernan
Title:

NATIONSTAR MORTGAGE LLC,
Seller

By:    /s/ Ellen Coleman
Name: Ellen Coleman
Title: EVP